Exhibit 23.1











            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-64332, 333-37578, 333-68223, 333-39963,
33-77312) of IntegraMed America, Inc. of our report dated February 16, 2005, except for Note 3 as to which the date is March 24, 2006 and except for the effects of a stock split described in Note 12 as to which the date is March 19, 2007, relating to the financial statements, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 16, 2005 relating to the financial statement schedule, which appears in this Form 10-K.


/s/PricewaterhouseCoopers LLP

Boston, Massachusetts
March 19, 2007